Exhibit 99.1

NEWS RELEASE

For more information:	Media: John Coulbourn SeaChange International 978/897-0100 x3098 johnc@schange.com	Investor Relations: Martha Schaefer SeaChange International 978/897-0100 x3030 mschaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

THIRD QUARTER FISCAL 2005 RESULTS

Company Diversifies with New International and Telco Customers

MAYNARD, Mass. (November 23, 2004) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its third quarter of fiscal 2005 ended October 31, 2004. Revenues for the quarter were $42.6 million compared to revenues of $38.2 million in the third quarter of fiscal 2004, a 12% increase. The Company recorded net income of $5.5 million, or $0.19 per diluted share, for the third quarter of fiscal 2005 versus net income of $1.5 million, or $0.05 per diluted share, for the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 included an adjustment in the Company’s tax provision which increased net income by $1.9 million or $0.06 per diluted share, reflecting the recent change in the law regarding the tax treatment of deferred revenues. Revenues and net income per share for the third quarter of fiscal 2005 were in line with the guidance of revenues of $43.0 million and diluted net income per share of $0.12 that the Company had previously provided in its press release dated August 24, 2004.

Video-on-Demand (VOD) systems revenues for the third quarter of fiscal 2005 were $23.8 million, up 6% compared to $22.5 million in the comparable period last year. Total systems revenues for the quarter were $31.3 million, which, in addition to VOD, included revenues of $3.2 million from advertising systems and $4.3 million from broadcast systems. Service revenues for the quarter were a record $11.3 million.

For the quarter ended October 31, 2004, EBITDA was $7.1 million, or $0.24 per diluted share, as compared to $5.9 million, or $0.21 per share, in the comparable period last year. 1 The continued improvement in EBITDA helped to increase the Company’s cash and marketable securities balance by $7.5 million from the prior quarter of this fiscal year to a record $139.1 million at quarter end.

For the quarter ending January 31, 2005, the Company expects total revenues of approximately $41.0 million and net income of $0.10 per share.

(more)

SeaChange Q3 ‘05/2

“There’s a seasonality to domestic cable spending that we’ve seen for our 11 years in this business, nevertheless, based on our fourth quarter guidance, the Company is on track to grow total revenues 14% and earnings 160% in fiscal 2005, compared to the previous fiscal year,” said Bill Styslinger, president and CEO, SeaChange International. “This quarter we shipped to a number of new customers, further diversifying our customer base with new telco operators and international cable operators. International revenues for this quarter climbed to 23% and are anticipated to grow further as a proportion of our business.

“We’ve installed over 1.3 million streams to date, including 139,000 in this quarter,” said Styslinger. “This quarter we’ve begun delivering to two of the top telecommunications operators in the world – one in North America and one in Japan. Our new international cable customers include ntl, representing Europe’s largest commercial on-demand deployment; as well as Golden Channels, Matav and Tevel in Israel. And in South Korea, we’re now working with three cable operators as the proliferation of broadband access in that country drives new video applications.”

Styslinger continued, “We achieved yet another record quarter in service revenues, which includes significant contribution from our Digital Video Arts subsidiary where our software developers helped Music Choice to usher in breakthrough capabilities in music on demand.

“Our new broadcast systems also play an important role in the business of television as broadcasters repurpose their content and seek new efficiencies. This quarter we sold additional systems to China Central Television, and gained new customers that include Hang Zhou TV in China, JBS in Japan, and Vietnam’s largest broadcaster, HTV.

“I’m also proud to note that this month SeaChange received an Emmy Award from the National Television Academy for our contribution to on-demand television. This is our second Emmy and we appreciate the validation of our technical contribution to television.”

Potential subscribers in systems planned for SeaChange VOD (estimates)

Worldwide Telcos

COUNTRY	ESTIMATED SUBSCRIBERS
Canada	2,500,000

Asia	3,000,000

U.S.	3,000,000

TOTAL TELCO OPERATORS: 5	8,500,000

(more)

SeaChange Q3 ‘05/3

International Cable Operators

OPERATOR	ESTIMATED BASIC SUBSCRIBERS
Guandong CATV China	6,000,000

HOT: Golden Channels, MATAV, Tevel Israel	1,000,000

Intercable Venezuela	1,200,000

Ntl United Kingdom	2,400,000

QRIX So. Korea	450,000

Unannounced (7)	3,600,000

TOTAL CABLE OPERATORS: 14	14,650,000

North American Cable Operators

OPERATOR	ESTIMATED BASIC SUBSCRIBERS
Adelphia	1,877,000

Cablevision	2,952,000

Comcast	12,062,000

Cox	704,000
Insight	1,283,000

Mediacom	282,000

Rogers	2,200,000

Time Warner & Bright House	3,590,000

Other	706,000

TOTAL CABLE OPERATORS: 17	25,656,000

(more)

SeaChange Q3 ‘05/4

SeaChange Total On-Demand Customers Worldwide

	OPERATORS	ESTIMATED CUSTOMER BASE
N. American Cable	17	25,656,000

International Cable	14	14,650,000

Worldwide Telcos	4	8,500,000

TOTAL:	31	48,806,000

SEAC Revenues and Streams

(Trailing Five Quarters)

	Q3 (Oct. ‘04)	Q2 (July ‘04)	Q1 (April ‘04)	Q4 (Jan. ‘04)	Q3 (Oct. ‘03)
Total Revenue (in millions)	$42.6	$43.0	$41.6	$38.9	$38.2

VOD Revenue (in millions)	$23.8	$25.2	$25.2	$25.4	$22.5

Streams Shipped	139,000	178,000	179,000	124,000	123,000

Diluted EPS	$0.19	$0.12	$0.11	$0.09	$0.05

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com.

(more)

SeaChange Q3 ‘05/5

1. EBITDA is a non-GAAP number that the Company defines as operating income excluding depreciation and amortization. A reconciliation of EBITDA to net income for these periods is contained in the financial schedules that accompany this release. EBITDA is an important measurement used by management to measure the operating profits or losses of the business. EBITDA is one of several metrics used by management to measure the cash generated from operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with nCube Corp. and the securities class action lawsuits; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2004. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

(more)

SeaChange Q3 ‘05/6

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

MediaCluster is a patent and trademark of SeaChange International, Inc.

(more)

SeaChange Q3 ‘05/7

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31, 2004	October 31, 2003	October 31, 2004	October 31, 2003
Revenues	$42,597	$38,157	$127,263	$109,278
Cost of revenues	21,692	22,823	67,792	65,376

Gross profit	20,905	15,334	59,471	43,902
Operating expenses:
Research and development	7,570	6,646	21,772	19,355
Selling and marketing	4,254	4,180	12,879	12,531
General and administrative	3,383	2,650	8,707	8,355

	15,207	13,476	43,358	40,241

Income from operations	5,698	1,858	16,113	3,661
Interest income (expense), net	(371)	404	534	1,235
Other expense	—	—	—	(313)

Income before income taxes and equity loss in earnings of affiliates	5,327	2,262	16,647	4,583
Income tax (benefit) expense	(112)	789	4,404	1,566
Equity income (loss) in earnings of affiliates	110	(9)	(143)	(49)

Net income	$5,549	$1,464	$12,100	$2,968

Basic income per share	$0.20	$0.05	$0.44	$0.11

Diluted income per share	$0.19	$0.05	$0.42	$0.11

Weighted average common shares outstanding-
Basic	27,652	27,006	27,494	26,892

Diluted	29,097	28,117	28,854	27,669

(more)

SeaChange Q3 ‘05/8

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2004	January 31, 2004
Assets
Current assets:
Cash and cash equivalents	$104,609	$87,597
Marketable securities	18,066	7,777
Accounts receivable, net	27,728	16,572
Inventories	17,535	19,738
Prepaid expenses and other current assets	3,285	3,640

Total current assets	171,223	135,324
Property and equipment, net	14,389	14,757
Marketable securities	16,420	26,669
Investments in affiliates	3,666	3,809
Intangibles, net	821	1,293
Goodwill	1,629	253
Other assets	114	151

	$208,262	$182,256

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$23,301	$17,587
Current portion of line of credit and obligations under capital leases	311	399
Customer deposits	262	401
Deferred revenue	18,733	16,437
Income taxes payable	860	1,336

Total current liabilities	43,467	36,160
Long-term debt and other long-term liabilities	—	209

Common stock and other equity	172,331	165,683
Accumulated deficit	(7,293)	(19,393)
Accumulated other comprehensive loss	(243)	(403)

Total stockholders’ equity	164,795	145,887

	$208,262	$182,256

(more)

SeaChange Q3 ‘05/9

SeaChange International, Inc.

Reconciliation Between Condensed Consolidated Statements of Operations

and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands, except per share data)

	Three months ended
	October 31, 2004	October 31, 2003
Net income	$5,549	$1,464
Income tax expense (benefit)	(113)	789
Interest (income) expense, net	371	(404)
Equity (income) loss in earnings of affiliates	(110)	9
Depreciation and amortization	1,410	3,993

EBITDA	$7,107	$5,851

Net income per share— diluted	$0.19	$0.05
Income tax expense (benefit)	—	0.03
Interest (income) expense, net	0.01	(0.01)
Equity (income) loss in earnings of affiliates	—	—
Depreciation and amortization	0.04	0.14

EBITDA per share— diluted	$0.24	$0.21

# # #